Exhibit 1.1(a)

Original français

Version du 7 mars 2006

STATUTS d’Adecco S.A.

Société anonyme à Chéserex

I.	Raison sociale, siège, durée et but

Art. 1	1 Il existe sous la raison sociale Adecco S.A. une société anonyme régie par les présents statuts et par le titre XXVI du Code des obligations.

2 Le siège social est à Chéserex. La durée de la société est illimitée.

Art. 2	1 La société a pour but l’acquisition et la gestion de participations financières, sous quelque forme que ce soit, à toutes entreprises de services, commerciales, financières et industrielles, en Suisse et à l’étranger, notamment à des entreprises actives dans le domaine de la mise à disposition de personnel, de la surveillance, de l’inspection et du conseil.

2 Elle pourra accorder des prêts à ces entreprises et pratiquer toutes opérations se rapportant au but précité, notamment contracter des emprunts et acquérir des immeubles.

II.	Structure du capital

A.	Capital-actions et actions

Art. 3	Le capital-actions est de Fr. 187’607’395.— (cent huitante-sept millions six cent et sept mille trois cent nonante-cinq francs). Il est divisé en 187’607’395 (cent huitante-sept millions six cent et sept mille trois cent nonante-cinq) actions nominatives d’une valeur nominale de Fr. 1.— (un franc) chacune, entièrement libérées.

Art. 3bis	abrogé.

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Art. 3ter	1 Le capital-actions de la société sera augmenté d’un maximum de Fr. 5’822’915.— (cinq millions huit cent vingt deux mille neuf cent quinze francs) par l’émission d’un maximum de 5’822’915 (cinq millions huit cent vingt deux mille neuf cent quinze) actions nominatives d’une valeur nominale de Fr. 1.— (un franc) chacune, entièrement libérées, suite à l’exercice de droits d’option que le conseil d’administration octroie aux collaborateurs ainsi qu’aux membres du conseil d’administration de la société ou de ses sociétés affiliées. Les actions nominatives nouvellement émises sont sujettes aux restrictions à la transmissibilité de l’article 4 des statuts.

2 Les droits de souscription préférentiels des actionnaires ainsi que le droit de souscrire préalablement sont exclus.

3 Le conseil d’administration règle par une directive particulière les conditions et les modalités de l’octroi ainsi que l’exercice des droits d’option.

Art. 3quater	1 Le capital-actions de la société sera augmenté d’un montant total maximum de Fr. 15’400’000.— (quinze millions quatre cent mille francs) par l’émission d’un maximum de 15’400’000 (quinze millions quatre cent mille) actions nominatives d’une valeur nominale de Fr. 1.— (un franc) chacune, entièrement libérées, suite à l’exercice de droits d’option ou de droits de conversion attribués en relation avec l’émission d’emprunts obligataires ou d’autres obligations de la société ou de ses sociétés affiliées.

2 Le droit de souscription préférentiel des actionnaires relatif aux actions est exclu. L’acquisition d’actions par l’exercice des options ou des droits de conversion de même que le transfert ultérieur des actions sont soumis aux restrictions à la transmissibilité desdites actions prévues à l’article 4 des statuts.

3 Le droit de souscription préférentiel des actionnaires relatif à la souscription d’emprunts obligataires ou d’autres obligations de la société peut être restreint ou exclu par le conseil d’administration (1) afin de financer l’acquisition d’entreprises, de parties d’entreprises ou de participations, ou encore afin de financer des investissements importants, de même que pour (2) émettre les emprunts convertibles ou à options sur les marchés internationaux des capitaux.

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4 En cas d’exclusion du droit de souscription préférentiel, (1) les emprunts obligataires seront offerts au public aux conditions du marché, (2) la date d’exercice des options n’excédera pas cinq ans et celle des droits de conversion dix ans à partir de la date d’émission des emprunts, et (3) le prix d’exercice pour l’acquisition des nouvelles actions doit correspondre au moins au prix du marché au moment de l’émission de l’emprunt obligataire.

Art. 4	1 La société tient un registre des actions qui mentionne le nom, l’adresse et la nationalité (le siège pour les personnes morales) des propriétaires et des usufruitiers d’actions nominatives.

2 Les acquéreurs d’actions nominatives peuvent requérir leur inscription au registre des actions avec droit de vote lorsqu’ils déclarent expressément détenir les actions en leur propre nom et pour leur propre compte.

3 Le conseil d’administration peut inscrire des nominees avec droit de vote au registre des actions pour 5 % au plus du capital-actions nominatif inscrit au registre du commerce. Au-delà de cette limite, le conseil d’administration peut inscrire des nominees avec droit de vote au registre des actions, si le nominee en question indique le nom, l’adresse et le nombre d’actions de la personne pour le compte de laquelle il détient 0,5 % ou plus du capital-actions nominatif inscrit au registre du commerce. Sont considérées comme nominees au sens de cette disposition, les personnes qui ne déclarent pas expressément, dans la requête d’inscription, détenir les actions pour leur propre compte ou avec lesquelles le conseil d’administration a conclu une convention correspondante.

4 Les personnes morales, sociétés de personnes ou les groupes de personnes ou rapports de propriété en main commune, qui sont liés entre eux en ce qui concerne le capital ou les voix, par une direction unique ou de toute autre manière, ainsi que les personnes morales ou les sociétés de personnes qui agissent de manière concertée pour éluder les dispositions relatives aux nominees (notamment les syndicats), sont considérés comme un nominee, respectivement une personne, au sens de l’alinéa 3 du présent article.

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5 Après avoir entendu l’actionnaire ou le nominee inscrit au registre des actions, le conseil d’administration peut radier leur inscription avec effet au jour de l’inscription, lorsque cette dernière est intervenue à cause d’informations erronées. L’intéressé doit être immédiatement informé de la radiation.

6 Le conseil d’administration règle les détails et prend les mesures nécessaires au respect des normes ci-dessus. Dans des cas particuliers, le conseil d’administration peut accorder des exceptions à la réglementation concernant les nominees.

7 La restriction d’inscription réglée par le présent article s’applique également aux actions souscrites ou acquises par l’exercice d’un droit de souscription préférentiel, d’un droit d’option ou d’un droit de conversion.

Art. 5	La société peut émettre des certificats pour plusieurs actions. Les certificats peuvent être échangés en tout temps contre des certificats de partie inférieure ou de titre unique.

Art. 6	1 La société peut renoncer à imprimer et à délivrer les titres. Avec l’accord du propriétaire des actions, la société peut annuler les titres incorporant des actions nominatives lorsqu’ils lui sont remis. La société peut renoncer à émettre de nouveaux certificats à moins que le propriétaire des actions ne demande leur émission avec la coopération de la banque chargée de gérer les actions.

2 Des actions nominatives dématérialisées ne peuvent être transférées que par cession et avec tous les droits qui y sont attachés. Pour être valable, la cession doit être annoncée à la société. Si un actionnaire mandate une banque pour gérer ses actions nominatives dématérialisées, ces actions ne peuvent être transférées qu’avec l’accord de la banque.

3 Des actions nominatives dématérialisées ne peuvent être mises en gage qu’en faveur de la banque qui est chargée de les gérer, le contrat devant être conclu par écrit. Il n’est pas nécessaire d’en informer la société. Le droit d’exiger la délivrance d’un titre peut être transféré à la banque bénéficiaire du gage. Dans tous les autres cas, la mise en gage d’actions nominatives n’est valable que moyennant le transfert du titre.

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Art. 7	1 La société ne reconnaît qu’un représentant par action.

2 Le droit de vote et tout autre droit liés à une action nominative ne peuvent être exercés à l’égard de la société que par un actionnaire, un usufruitier ou un nominee inscrit avec droit de vote au registre des actions.

Art. 8	L’assemblée générale peut en tout temps transformer les actions nominatives en actions au porteur, ou inversement les actions au porteur en actions nominatives, dans le cadre des dispositions légales applicables et conformément aux statuts.

B.	Capital-participation et bons de participation

Art. 9	abrogé.

Art. 10	abrogé.

Art. 11	abrogé.

C.	Droits de souscription préférentiels

Art. 12	En cas d’augmentation du capital-actions, les actionnaires ont un droit de souscription préférentiel.

III.	Organes

Art. 13	Les organes de la société sont:

a)	l’assemblée générale;

b)	l’administration;

c)	l’organe de révision

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A.	Assemblée générale

Art. 14	1 L’assemblée générale est convoquée en séance ordinaire une fois par année, dans les six mois qui suivent la clôture de l’exercice, pour procéder à toutes opérations légales et statutaires, et notamment se prononcer sur la gestion du conseil d’administration et sur les comptes de l’exercice.

2 Elle se réunit en séance extraordinaire notamment chaque fois que le conseil d’administration le juge utile ou nécessaire, ou à la demande d’un ou de plusieurs actionnaires représentant au moins le dixième du capital-actions, ou encore sur requête de l’organe de révision, des liquidateurs ou d’une assemblée générale.

Art. 15	La convocation à l’assemblée générale est publiée dans les organes de publication selon l’art. 28 des statuts. Il doit s’écouler au moins 20 jours entre le jour de la publication et le jour de l’assemblée générale. La convocation à l’assemblée générale doit contenir les objets portés à l’ordre du jour ainsi que les propositions du conseil d’administration et, le cas échéant, des actionnaires.

Art. 16	L’assemblée est présidée par le président du conseil d’administration ou un administrateur, lequel désigne le secrétaire et, éventuellement, le ou les scrutateurs. Le secrétaire et les scrutateurs peuvent ne pas être actionnaires.

Art. 17	1 Le conseil d’administration prend les dispositions relatives à la participation et à la représentation à l’assemblée générale.

2 Un actionnaire ne peut être représenté à l’assemblée générale que par son représentant légal, par procuration écrite par une troisième personne qui n’a pas besoin d’être actionnaire, par un représentant institutionnel, par un représentant indépendant ou par un représentant dépositaire. La représentation ne peut être faite que par une seule personne représentant toutes les actions de l’actionnaire représenté.

3 La décision quant à l’acception d’un représentant échoit au président de l’assemblée générale.

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Art. 18	1 L’assemblée générale est régulièrement constituée quel que soit le nombre des actionnaires présents ou des actions représentées.

2 Tout actionnaire a, dans l’assemblée, autant de voix qu’il possède et représente d’actions. Sous réserve des dispositions contraires de la loi et des statuts, les élections ont lieu et les décisions sont prises à la majorité absolue des voix attribuées aux actions représentées; en règle générale, l’assemblée générale décide à main levée, sauf si un scrutin à bulletin secret est ordonné par le président ou demandé par des actionnaires qui démontrent détenir 5 % au moins de capital-actions.

3 Une décision de l’assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour:

•	la modification du but social;

•	l’introduction d’actions à droit de vote privilégié;

•	la restriction de la transmissibilité des actions nominatives et la levée de telles restrictions;

•	l’augmentation autorisée ou conditionnelle du capital-actions;

•	l’augmentation du capital-actions au moyen des fonds propres, contre apport en nature ou en vue d’une reprise de biens et l’octroi d’avantages particuliers;

•	la limitation ou la suppression du droit de souscription préférentiel;

•	le transfert du siège de la société;

•	la dissolution de la société sans liquidation.

Art. 19	1 L’assemblée générale des actionnaires est le pouvoir suprême de la société.

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2 Elle a le droit inaliénable:

•	d’adopter et de modifier les statuts;

•	de nommer les membres du conseil d’administration et de l’organe de révision;

•	d’approuver le rapport annuel et les comptes de groupe;

•	d’approuver les comptes annuels ainsi que de déterminer l’emploi du bénéfice résultant du bilan, en particulier de fixer le dividende;

•	de donner décharge aux membres du conseil d’administration;

•	de prendre toutes les décisions qui lui sont réservées par la loi ou les statuts.

B.	Administration

Art. 20	1 L’administration de la société est confiée à un conseil de cinq à neuf membres, qui doivent être actionnaires.

2 Les membres du conseil d’administration sont élus pour une année et rééligibles.

3 La durée des fonctions prend fin le jour de l’assemblée générale.

4 Le conseil d’administration se constitue lui-même. Il est autorisé à déléguer tout ou partie de la gestion à un ou plusieurs de ses membres, à des commissions ou à des tiers conformément au règlement d’organisation. Ce règlement fixe les modalités de la gestion, détermine les postes nécessaires, en définit les attributions et règle en particulier l’obligation de faire rapport.

Art. 21	1 Le conseil d’administration décide de toutes les affaires de la société qui ne sont pas réservées de par la loi ou les statuts à un autre organe.

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2 Le conseil d’administration a les attributions intransmissibles et inaliénables suivantes:

•	exercer la haute direction de la société et établir les instructions nécessaires;

•	fixer l’organisation;

•	fixer les principes de la comptabilité et du contrôle financier ainsi que le plan financier pour autant que celui-ci soit nécessaire à la gestion de la société;

•	nommer et révoquer les personnes chargées de la gestion et de la représentation;

•	exercer la haute surveillance sur les personnes chargées de la gestion pour s’assurer notamment qu’elles observent la loi, les statuts, les règlements et les instructions données;

•	établir le rapport de gestion, préparer l’assemblée générale et exécuter ses décisions;

•	informer le juge en cas de surendettement.

Art. 22	1 La majorité des membres du conseil d’administration doit être présente pour que le conseil puisse prendre des décisions.

2 Les décisions sont prises à la majorité des voix de l’ensemble des membres du conseil d’administration.

3 En cas d’égalité des voix, celle du président n’est pas prépondérante.

4 Aucun quorum quant à la présence n’est nécessaire pour des décisions du conseil d’administration relatives aux rapports d’augmentation du capital et celles devant revêtir la forme authentique.

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C.	Organe de révision

Art. 23	1 L’assemblée générale élit chaque année un organe de révision et un réviseur des comptes de groupe, dont les attributions sont celles prévues par la loi. L’organe de révision et le réviseur des comptes de groupe sont rééligibles.

2 L’assemblée générale peut élire chaque année un réviseur spécial, rééligible, ayant pour tâche de procéder aux vérifications spéciales (prévues par les articles 652f, 653f et 653i du Code des obligations) exigées lors d’augmentation de capital.

IV.	Comptabilité, Bilan, Bénéfice

Art. 24	Les exercices comptables sont annuels; dès et y compris l’année 1996, ils prennent fin le 31 décembre.

Art. 25	Le compte de pertes et profits et le bilan sont établis en conformité des dispositions du Code des obligations.

Art. 26	1 Un vingtième (1/20) du bénéfice annuel est affecté aux réserves générales jusqu’à ce que ces dernières aient atteint un cinquième (1/5) du capital-actions et du capital-participation.

2 Le solde du bénéfice annuel est à la disposition de l’assemblée générale sous réserve des règles impératives de l’article 671 du Code des obligations.

Art. 27	Une décision de dissolution ne peut être prise qu’à la majorité des deux tiers des voix attribuées à l’assemblée des actions composant le capital-actions.

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V.	Publications

Art. 28	Les publications sont valablement faites dans la Feuille officielle suisse du commerce. Le conseil d’administration peut décider de procéder à d’autres publications.

VI.	Dispositions transitoires

Art. 29	Conformément à la convention d’apports du 20 août 1996, et dans le cadre de l’offre publique d’échange soumise par la société aux actionnaires d’Ecco S.A., la société a acquis du Crédit Suisse (France) à titre d’apports en nature, 9’275’000 (neuf millions deux cent septante-cinq mille) actions Ecco S.A., entièrement libérées, d’une valeur nominale de FF 25.— chacune. Ces actions sont transférées à la société pour un prix total de Frs 412’185’081.— (quatre cent douze millions cent huitante-cinq mille huitante et un francs suisses) correspondant à la valeur attribuée à ces apports. En contrepartie, le Crédit Suisse (France) reçoit 9’534’700.— (neuf millions cinq cent trente-quatre mille sept cents) actions au porteur de la société, entièrement libérées, d’une valeur nominale de Frs 10.— (dix francs suisses) chacune, représentant une valeur nominale totale de Frs 95’347’000.— (nonante-cinq millions trois cent quarante-sept mille francs suisses); Frs 316’838’081.— (trois cent seize millions huit cent trente-huit mille huitante et un francs suisses) sont comptabilisés à titre d’agio dans les livres de la société.

Art. 30	La société a l’intention d’acquérir la totalité des actions de Olsten Corporation (Melville N.Y., USA) des actionnaires actuels de ladite société publique, conformément à un contrat de fusion (au sens du droit américain) daté du 17 août 1999, pour un prix total composé d’un maximum de US$ 356’000’000.— (trois cent cinquante-six millions de dollars des Etats-Unis d’Amérique) en espèces et d’un maximum de 700’000 (sept cent mille) actions nominatives de la société de Fr. 10.— (dix francs) valeur nominale chacune (remises en forme de “American Depositary Receipts”).

Par la présente, je confirme que ces statuts sont l’original français des statuts d’ Adecco S.A., telle que modifiés le 7 mars 2006.

Glattbrugg, le 28 mars 2006; Hans R. Brütsch, Corporate Secretary